                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           COMPANY CONTACT:  Paul A. Miller
                                                                  (978)725-7555

                                 LSB CORPORATION
                           SECOND QUARTER RESULTS 2003

NORTH ANDOVER, MA, -- (BUSINESS WIRE) - July 18, 2003 - LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), today announced results for the three and six months ended June 30, 2003. Press releases and SEC filings can be viewed on the internet at our website (www.LawrenceSavings.com/press-main.asp) or www.LawrenceSavings.com/stockholder-info.asp), respectively.

The Corporation reported net income of $635,000 or $0.15 diluted earnings per share for the second quarter of 2003. This amount compares to net income of $819,000 or $0.18 diluted earnings per share for the same period of 2002. Net income for the six months ended June 30, 2003 totaled $1,185,000 or $0.27 diluted earnings per share compared to $1,635,000 or $0.36 diluted earnings per share for the six months ended June 30, 2002.

Net income for the quarter ended June 30, 2003 decreased due to net interest income declining by $546,000. Partially offsetting this decline was non-interest income increasing by $34,000 and non-interest expenses declining by $229,000. The increase to non-interest income of $34,000 for the second quarter of 2003 from $349,000 in the same quarter of 2002 was primarily due to gains on the sale of mortgage loans of $165,000 in the second quarter of 2003 up from $65,000 in 2002. Partially offsetting this increase was a decrease in loan fees to a loss of $50,000 in 2003 compared to income of $12,000 in 2002. The loss in loan fees can be attributed to provisions for losses on mortgage servicing rights (MSR's) of $72,000 in the second quarter of 2003 due to higher than normal prepayment speeds used in the fair value calculation of MSR's caused by the current low interest rate environment on mortgage loans. Non-interest expenses were $2,372,000 in the second quarter of 2003 compared to $2,601,000 for the same quarter of 2002. This decrease in the second quarter of 2003 is primarily due to salaries and employee benefits decreasing to $1,420,000 in 2003 down from $1,482,000 in 2002. The Company instituted several salary reduction initiatives during the second quarter of 2003 as a result of the net interest margin declining to 2.86%. Professional expenses decreased to $162,000 for the second quarter 2003 from $220,000 for the same period in 2002 due to decreased legal expenses. Data processing expenses totaled $179,000 in the second quarter of 2003 down from $203,000 in 2002's second quarter and marketing expenses declined by $55,000 in 2003 from $68,000 in 2002, which are included in other expenses.

Net income for the first six months of 2003 declined due to net interest income decreasing by $601,000 for the first six months of 2003 compared to 2002. Non-interest income decreased to $663,000 for the first half of 2003 compared to $778,000 in 2002. This decrease was mainly attributable to a decrease in loan fees to a loss of $180,000 in the first half of 2003 from income of $88,000 in 2002. Partially offsetting this decrease were gains on the sale of mortgage loans totaling $314,000 in the first half of 2003 compared to $176,000 in 2002. Non-interest expenses remained fairly consistent for the first six months of 2003 at $5,044,000 compared to $5,060,000 in the first half of 2002. Other expenses decreased $82,000 mainly attributable to a reduction in marketing expenses. Partially offsetting this decrease were salary and employee benefits which increased $52,000 in 2003's first half compared to 2002.

Net interest income decreased to $2,998,000 for the second quarter 2003 compared to $3,544,000 in the same quarter in 2002. Net interest income declined by $601,000 for the six months ended June 30, 2003 compared to the same period in 2002. Interest income in the second quarter and first six months of 2003 experienced an overall decrease due to a declining interest rate environment on interest earning assets and a lower average balance of loans from the same periods in 2002. Interest expense incurred a similar decline in interest rates resulting in lower rates paid on deposits and borrowed funds; however, the rates paid on borrowed funds have declined at a slower pace than deposit rates. As a result, the net interest margin decreased year to date in 2003 to 3.00% from 3.27% in 2002.

The Corporation continues to look for quality assets and seeks to maintain a low level of risk assets as it grows the loan portfolios. Non-performing loans totaled $23,000 and $1,000 at June 30, 2003 and December 31, 2002, respectively. The Company has not acquired property through foreclosure in the past five years.

Total assets decreased to $428,991,000 at June 30, 2003 down from $439,134,000 at December 31, 2002. The decrease in asset size at June 30, 2003 from December 31, 2002 is due to the paydown of $10,469,000 in borrowed funds as these became due. The cash used came from the payoff of loans which declined by $27,828,000 and the reduction of $3,177,000 in Federal funds. The additional cash was used to purchase investment securities, which increased by $21,550,000 since December 31, 2002.

Total deposits at June 30, 2003 were $280,338,000 up from $279,465,000 at December 31, 2002. The change from December 31, 2002 is due to an increase in money market investment accounts partially offset by a decrease in certificates of deposit accounts. Although the total balance of deposits remained fairly level, the mix of deposits changed from higher interest bearing deposits to lower interest bearing accounts.

At June 30, 2003, the Company's stockholder's equity was $53,376,000 as compared to $54,059,000 at December 31, 2002. The change during the first six months of 2003 occurred due to net income of $1,185,000 and the exercise of stock options of $177,000, which increased stockholders' equity. The following items decreased stockholders' equity: a $14,000 decrease in market values on securities available for sale (net of taxes), the declaration of dividends of $1,009,000 and stock repurchases of $1,022,000. The Corporation's leverage ratio was 12.18% and 12.10% at June 30, 2003 and December 31, 2002, respectively. The Corporation exceeds all regulatory minimum capital ratio requirements as defined by the Federal Reserve Bank as of and for all periods presented. The Bank exceeds all regulatory minimum capital ratio requirements as defined by the FDIC as of and for all periods presented.

Lawrence Savings Bank, the Company's wholly-owned subsidiary, is a Massachusetts-chartered savings bank organized in 1868 and headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of downtown Boston. Lawrence Savings Bank operates 5 banking offices in Andover, Lawrence, Methuen, and North Andover. Go to www.LawrenceSavings.com for all your Internet Banking needs. Please visit it today.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, disruptions in credit markets, changes in regional and local economic conditions, changes in the regulatory environment, and changes in the competitive environment in which the Company operates. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.
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                                 LSB CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET*
                      (In thousands, except per share data)

                                             June 30,2003   December 31,2002
                                             ------------   ----------------
Loans                                          $ 215,299           $ 243,127
Allowance for loan losses                         (4,176)             (4,167)
Investments held to maturity                     120,680             113,325
Investments available for sale                    67,279              53,084
Federal Home Loan Bank Stock                       5,950               5,950
Federal funds sold                                 6,456               9,633
Other assets                                      17,503              18,182
                                               ---------           ---------
Total assets                                   $ 428,991           $ 439,134
                                               =========           =========
Deposits                                       $ 280,338           $ 279,465
Borrowed funds                                    91,122             101,591
Other liabilities                                  4,155               4,019
Stockholders' equity                              53,376              54,059
                                               ---------           ---------
Total liabilities and stockholders' equity     $ 428,991           $ 439,134
                                               =========           =========
Book value per share                           $   12.70           $   12.71
                                               =========           =========


                    CONDENSED CONSOLIDATED INCOME STATEMENT*
                        (In thousands, except share data)

                                              Three months ended                 Six months ended
                                        June 30, 2003     June 30, 2002   June 30, 2003    June 30, 2002
                                        -------------     -------------   -------------    -------------
Interest income                           $    5,314       $    6,480       $   10,976       $   12,901
Interest expense                               2,316            2,936            4,715            6,039
                                          ----------       ----------       ----------       ----------
Net interest income                            2,998            3,544            6,261            6,862
Provision for loan losses                         --               --               --               --
                                          ----------       ----------       ----------       ----------
Net interest income after provision
   for loan losses                             2,998            3,544            6,261            6,862
Non-interest income                              383              349              663              778
Non-interest expense                           2,372            2,601            5,044            5,060
                                          ----------       ----------       ----------       ----------
Net income before income taxes                 1,009            1,292            1,880            2,580
Income tax expense                               374              473              695              945
                                          ----------       ----------       ----------       ----------
Net income                                $      635       $      819       $    1,185       $    1,635
                                          ==========       ==========       ==========       ==========
Basic earnings per share                  $     0.15       $     0.19       $     0.28       $     0.37
Diluted earnings per share                $     0.15       $     0.18       $     0.27       $     0.36
                                          ==========       ==========       ==========       ==========
Average shares outstanding                 4,204,362        4,384,686        4,209,335        4,383,337
Average diluted shares outstanding         4,364,480        4,567,062        4,361,182        4,559,019
                                          ==========       ==========       ==========       ==========

                          SELECT FINANCIAL INFORMATION*
                             (Dollars in thousands)

                                                        Three months ended                Six months ended
                                                  ----------------------------------------------------------------
                                                  June 30, 2003    June 30, 2002    June 30, 2003    June 30, 2002
                                                  -------------    -------------    -------------    -------------
Select financial ratios:
  Return on average assets                             0.59%            0.75%            0.55%               0.75%
  Return on average stockholders' equity               4.80%            6.05%            4.49%               6.09%

                                                                                  June 30, 2003   December 31, 2002
                                                                                  -------------   -----------------
Capital ratios:
  Shareholders' equity to total assets ratio                                            12.44%               12.31%
Risk-based ratio
  Leverage ratio                                                                        12.18%               12.10%
  Total capital ratio                                                                   20.19%               17.74%

Asset quality ratios:
   Allowance for loan losses to loans                                                    1.94%                1.71%
   Risk assets to total assets                                                           0.01%                0.00%
Risk assets:
   Non-performing loans                                                            $       23              $     1
   Other real estate owned                                                                  7                   12
                                                                                   ----------              -------
Total risk assets                                                                  $       30              $    13
                                                                                   ==========              =======


*Unaudited